Filed pursuant to Rule 433
Registration Statement No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities
Market Linked Securities— Leveraged Upside Participation with Contingent Absolute Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of ConocoPhillips, the Common Stock of Chevron Corporation and the Common Stock of Exxon Mobil Corporation due November 18, 2027
Term Sheet to Preliminary Pricing Supplement dated November 4, 2024

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:
The common stock of ConocoPhillips (Bloomberg ticker: COP), the common stock of Chevron Corporation (Bloomberg ticker: CVX) and the common stock of Exxon Mobil Corporation (Bloomberg ticker: XOM) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)

Pricing Date*:	November 15, 2024
Issue Date*:	November 20, 2024
Calculation Day*:	November 15, 2027
Stated Maturity Date*:	November 18, 2027
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•     if the ending price of the lowest performing Underlying Stock is greater than its starting price: $1,000 + ($1,000 × stock return of the lowest performing Underlying Stock × upside participation rate);
•     if the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, but greater than or equal to its threshold price: $1,000 + ($1,000 × absolute value return of the lowest performing Underlying Stock); or
•     if the ending price of the lowest performing Underlying Stock is less than its threshold price: $1,000 + ($1,000 × stock return of the lowest performing Underlying Stock)

Lowest Performing Underlying Stock:	The Underlying Stock with the lowest stock return
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the calculation day
Upside Participation Rate:	At least 235%, to be determined on the pricing date.
Stock Return:	For each Underlying Stock, (ending price – starting price) / starting price
Absolute value return:	With respect to an Underlying Stock, the absolute value of its stock return
Threshold Price:	For each Underlying Stock, 70% of its starting price
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233YBZ7
Material Tax Consequences:	See the preliminary pricing supplement.
*	subject to change
**	In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services
Hypothetical Payout Profile*
*Assumes an upside participation rate equal to lowest possible upside participation rate that may be determined on the pricing date

If the ending price of the lowest performing Underlying Stock is less than its threshold price, you will have full downside exposure to the decrease in the price of that Underlying Stock from its starting price and will lose more than 30%, and possibly all, of the principal amount of your securities at maturity.

We estimate that the value of each security on the pricing date will be approximately $957.50, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/96223/000114036124045065/ef20037932_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If the Ending Price of the Lowest Performing Underlying Stock Is Less Than Its Threshold Price, You Will Lose More Than 30%, and Possibly All, of the Face Amount of Your Securities at Maturity.
•	Your Potential For A Positive Return From Depreciation Of The Lowest Performing Underlying Stock Is Limited.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.
•	No Periodic Interest Will Be Paid On The Securities.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•	The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	The Securities Will Be Subject To Single Stock Risk.
•
The Maturity Payment Amount Will Depend Upon The Performance Of Each Underlying Stock And Therefore The Securities Are Subject To The Risks Associated With The Underlying Stocks, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.